Exhibit 4.1

Visionary Education Technology Holdings Group Inc. 105 Moatfield Dr, North York, ON M3B 0A2 905-739-0593

PERSONAL AND CONFIDENTIAL

September 14, 2023

Charlie Penn

Re: Employment Agreement for the Position of COO and Board Secretary

On behalf of Visionary Education Technology Holdings Group Inc. (the “Company”), I am pleased to offer you a position of COO and Board Secretary for the Company with the terms listed in Appendix A (the “Agreement of Employment”) and Appendix B (the “Confidentiality Agreement”).

If you have any questions regarding this offer, please do not hesitate to contact me. We look forward to having you join our team at a very exciting time.

Sincerely,

Visionary Education Technology Holdings Group Inc

Attachments:

Appendix A: TERMS AND CONDITIONS OF EMPLOYMENT

Appendix B: AGREEMENT OF CONFIDENTIAL INFORMATION AND PROPRIETARY PROPERTY

/s/ CP (initial)

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Visionary Education Technology Holdings Group Inc. 105 Moatfield Dr, North York, ON M3B 0A2 905-739-0593

I have read, understand and accept this offer of employment with the Company and the attached Terms and Conditions of Employment and Agreement of Confidential Information and Proprietary Property.

By accepting this offer of employment, I acknowledge that I have been given sufficient opportunity to seek independent legal advice. I also acknowledge that I have either sought independent legal advice or have voluntarily waived the opportunity to seek independent legal advice. I hereby waive any claim regarding this offer of employment based on the ground of lack of independent legal advice.

IN WITNESS WHEREOF, the Undersigned has signed this offer of employment in the presence of the witness whose name appears below and who signed in the presence of the undersigned at the same time on this 14             day of Sep              , 2023 at the City/Town of Toronto , Province of Ontario, Canada.

Employer	/s/ Charlie Penn	Witness:	/s/ Jialiang Xu

/s/ CP (initial)

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Visionary Education Technology Holdings Group Inc. 105 Moatfield Dr, North York, ON M3B 0A2 905-739-0593

APPENDIX A AGREEMENT OF EMPLOYMENT

(This “AGREEMENT”)

TERMS AND CONDITIONS OF EMPLOYMENT

1.	Your Duties and Obligations

Your primary duties are listed in Schedule “A” to this Agreement between you and Visionary Education Technology Holdings Group Inc. (hereinafter, the “Company”). The Company reserves the right to reasonably change the duties of your employment at its discretion.

As a condition of your employment, you agree that you will adhere to all Employer policies, rules, systems, and procedures, including, but not limited to the Company’s Policies & Guidelines Manual. We reserve the right to reasonably change the provisions of any of these at any time. You also acknowledge that, as an employee of the Company, you will be bound by a duty of loyalty, obedience, and confidentiality.

2.	Length and Extensions

Your employment starts as soon as the contract is signed by all parties and effective on September 14, 2023. This position is a Full-time position. The probation will be three months. Attendance register entry on a daily basis is mandatory. Non- compliance of entry will be viewed as violation of the policy and salary will be deducted for that period. This agreement implements the system of irregular working hours, and the salary is assessed according to the job responsibilities and goals.

3.	Salary and Benefits

Your compensation will be $60,000.00 and $40, 000.00 stock awards annually within complete the Schedule “A” Duties and Responsibilities, and project incentives. The employee will be paid monthly on the first working day of the following month. You will not receive any other employment benefits in your position, except for any benefits that are mandatory under the Ontario Employment Standards Act, 2000.

The Company is required by law to take necessary deductions from your salary, including, but not limited to, federal tax, provincial tax, Canadian Pension Plan (“CPP”) contributions, and Employment Insurance (“EI”) premiums. The Company will pay its statutory obligations of CPP contributions and EI premiums.

4.	Vacation

You are entitled to vacations and vacations pays in accordance with the minimum standard as set out in Ontario Employment Standards Act, 2000.

5.	Termination

You hereby agree that the Company may terminate your employment without cause and fully fulfill any legal obligations to you for notice and/or payment in lieu of notice of termination by providing you a notice and/or payment in lieu of notice equal to the minimum standard as set out in the Act, plus one week’s notice or payment in lieu of. Any benefits from the Company you are entitled to will continue during the same period. You agree that upon received of your entitlements under this clause, no further amounts shall be due and payable to you, whether under the Act, any other status, or at common law.

When you are terminated without cause, in no circumstances will you receive less than your entitlement to notice, severance (if applicable), and benefits continuation (if any), pursuant to the minimal standard as set out in the Act.

By signing this agreement, you expressly and irrevocably agree to waive any entitlement to common law notice period or payment in lieu of.

/s/ CP (initial)

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Visionary Education Technology Holdings Group Inc. 105 Moatfield Dr, North York, ON M3B 0A2 905-739-0593

6.	Temporary Layoff

You hereby acknowledge and agree that the Company may temporarily lay-off you in accordance with section 56(2) of the Ontario Employment Standards Act, 2000. When you are temporarily laid-off, the Company may, in compliance with section 56(2) of the Ontario Employment Standards Act, 2000, recall you to return to work upon two (2) weeks’ prior notice to you, and you are required to return to work on the date prescribed on the recall notice.

7.	Resignation

In the event you resign from the Company before the end of this contract, you agree to provide four weeks’ notice.

8.	Other Restrictive Covenants

You hereby agree that following termination of your employment at the Company for any reason, you shall not hire, attempt to hire any current employees of the Company, or cause any current employees of the Company to be hired by any entity owned, controlled or related to you.

You hereby agree that following termination of your employment at the Company for any reason, you shall not solicit business from any current clients of the Company, or from any clients who have retained the Company in the 18-month period immediately preceding the date of the termination of your employment at the Company.

As an essential part of the consideration for the Company entering into an employment contract with you, you hereby agree to the terms of the agreement regarding confidential information and proprietary property as set out in Appendix “B” to the offer of employment (the “Confidentiality Agreement”). The offer of employment is only effectively accepted if you and the Company executed the Confidentiality Agreement in Appendix “B” to the offer of employment. You agree that any violation of the Confidentiality Agreement during the terms of your employment will immediately give the Company sufficient cause at law to terminate your employment.

9.	Miscellaneous

a.	Modification of the Agreement

Any amendment or modification of this Agreement or additional obligations assumed by either party in connection with this Agreement will only be legally binding and enforceable if evidenced in writing signed by each and every Party.

b.	Entire Agreement

There is no representation, warranty, collateral agreement or conditions affecting this agreement except as expressly provided in this Agreement.

c.	Choice of Law and Forum

You agree that any dispute arising out of this Agreement shall be resolved in a court of competent jurisprudence in Toronto, Ontario, under the laws of the province of Ontario and Canada.

/s/ CP (initial)

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Visionary Education Technology Holdings Group Inc. 105 Moatfield Dr, North York, ON M3B 0A2 905-739-0593

d.	Severability

In the event that any provision of this Agreement is held to be invalid or unenforceable, in part or in whole, such provision is severed from this Agreement and all other provisions will continue to be valid and enforceable.

e.	Independent Legal Advice

You agree that you have been given sufficient opportunity to seek independent legal advice. If you accept this offer of employment without seeking independent legal advice, you hereby waive any claim regarding this offer of employment based on the ground of lack of independent legal advice.

f.	Free Will and Full Understanding

You are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and you have carefully read this Agreement. You have asked any questions needed and understand the terms, consequences and binding effect of this Agreement and fully understand them.

g.	Counterpart

This New Agreement may be executed and delivered (including by facsimile copy or by scanned copy attached to an email) in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same New Agreement.

IN WITNESS WHEREOF, the Undersigned have signed this New Agreement in the presence of the witness whose name appears below and who signed in the presence of the undersigned at the same time on this _14 _ day of Sep , 2023 at the City/Town of Toronto , Province of Ontario, Canada.

Employer	/s/ Fan Zhou	Witness:	/s/ Jialiang Xu

Employer	/s/ Charlie Penn	Witness:	/s/ Jialiang Xu

       /s/ CP (initial)

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Visionary Education Technology Holdings Group Inc. 105 Moatfield Dr, North York, ON M3B 0A2 905-739-0593

Schedule “A”

Employee: Charlie Penn

Job Title: COO and Board Secretary

Start Date: September 14 ,2023

DUTIES AND RESPONSIBILITIES

Please note the following duties are not an exhaustive list and that certain duties may get higher or lower priority depending on the time of year and the current needs of the company.

The COO and Board Secretary is required to perform a range of duties including but not limited to:

Primary COO Duties:

•	Provide inspired leadership company-wide.
•	Make high-level decisions about policy and strategy.
•	Report to the board of directors and keep them informed.
•	Develop and implement operational policies and a strategic plan.
•	Act as the primary spokesperson for the company.
•	Develop the company’s culture and overall company vision.
•	Help with recruiting new staff members when necessary.
•	Create an environment that promotes great performance and positive morale.
•	Oversee the company’s fiscal activity, including budgeting, reporting, and auditing.
•	Work with senior stakeholders, chief financial officer, chief information officer, and other executives.
•	Assure all legal and regulatory documents are filed and monitor compliance with laws and regulations.
•	Work with the executive board to determine values and mission, and plan for short and long-term goals.
•	Identify and address problems and opportunities for the company.
•	Build alliances and partnerships with other organizations.
•	Oversee the day-to-day operation of the company.
•	Work closely with the human resource department to ensure great hiring.

Secondary Board Secretary Duties

•	The Secretary provides the Board Member with notices of meeting times and places and requests contributions of items for the agenda.
•	The Secretary, in consultation with the President, prepares agendas for the Board Member meetings. These agendas, along with any supporting documentation, are distributed by the Secretary to members in advance of the meetings.
•	The Secretary prepares full minutes of the Board Member. The Secretary also maintains the official minutes of the company, though copies are also provided to the Executive Office.
•	The Secretary maintains copies of most formal contractual agreements to which Visionary is a party and generally is required to be a signatory to such agreements.

/s/ CP (initial)

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Visionary Education Technology Holdings Group Inc. 105 Moatfield Dr, North York, ON M3B 0A2 905-739-0593

Appendix B

AGREEMENT OF CONFIDENTIAL INFORMATION AND PROPRIETARY PROPERTY

(this “Confidentiality Agreement”)

In consideration of one (1) Canadian Dollar paid by the Company to you, the payment of which is hereby acknowledged and nevertheless non-essential to the validity and enforceability of this Agreement, as well as the mutual covenant contained in this Agreement and in the “Terms of Condition of Employment” contained in Appendix “A” to the offer of employment, the parties agree as follows:

1.	Your employment with the Company as an employee will give you access to proprietary and confidential information belonging to the Company, including but not limited to information relating to the customers, suppliers, and other related parties of the Company. Such proprietary and confidential information are collectively referred to in this agreement as “Confidential Information. ” Confidential information includes but is not limited to customer lists, contract, technical and / or financial information, databases, software, and know- how. All Confidential Information remains the confidential and proprietary information of the Company during and after your employment with the Company.

2.	You may, in the course of the Engagement conceive, develop or contribute to material or information related to the business of the Company, including, but not limited to, software, technical documentation, ideas, inventions ( whether patentable or not), hardware, know- how, marketing plans, designs, techniques, documentation, and records, regardless of the form or media, if any, on which such is store (referred to in this Agreement collectively as “Proprietary Property” ) . The Company shall exclusively own all Proprietary Property which you conceive, develop or contribute to in the course of the engagement and all intellectual and industrial property and other rights of any kind in or relating to the Proprietary Property, including but not limited to all copyright, patent, trade secret and trade-mark rights in or relating to the Proprietary Property. For greater certainty, you hereby assign to the Company any and all rights that you may have or obtain in or to the Proprietary Property. Material or information conceived, developed or contributed to by you outside work hours on the Company’s premises or through the use of the company’ s property and / or assets shall also be Proprietary Property and be governed by this agreement if such material or information relates to the business of the Company. You shall keep full and accurate records accessible at all times to the Company relating to all Proprietary Property and shall promptly disclose and deliver to the Company all Proprietary Property.

3.	You shall, both during and after the engagement, keep all Confidential Information and Proprietary Property confidential, and shall not use any of it except for the purpose of carrying out authorized activities on behalf of the Company.

4.	At the reasonable request and at the sole expense of the Company, you shall do all reasonable acts necessary and sign all reasonable documentation necessary in order to ensure the Company’ s ownership of the Proprietary Property and all intellectual and industrial property rights and other rights embedded within, including, but not limited to, providing the Company with written assignments and any other documents required to enable the Company to document rights to and/or register patents, copyrights, trade-marks, industrial designs and such other protections as the company considers advisable anywhere in the world.

/s/ CP (initial)

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Visionary Education Technology Holdings Group Inc. 105 Moatfield Dr, North York, ON M3B 0A2 905-739-0593

5.	You hereby irrevocably and unconditionally waive all moral rights you may now or in the future have in any proprietary property.

6.	You agree that you will, if requested from time to time by the Company, execute such further reasonable agreements as to confidentiality and proprietary right as the company’s customers or suppliers reasonably required to protect Confidential Information and/or Proprietary Property.

7.	You agree that your sole and exclusive remedy for any breach of this Confidentiality Agreement will be limited to monetary damages. You hereby waive permanently any claim in respect of any rights to or interest in any Confidential Information or Proprietary Property.

8.	You acknowledge that the services provided by you to the Company are unique. You further agree that irreparable harm will be suffered by the Company in the event of your breach or threatened breach of your obligations under this agreement, and that the Company will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, an interlocutory and permanent injunction restraining you from engaging in or continuing any such breach hereof. You agree that any claims asserted by you against the Company shall not constitute a defense in any action, application or motion for an interlocutory and permanent injunction brought by the Company against you.

IN WITNESS WHEREOF, the Undersigned have signed this Confidentiality Agreement in the presence of the witness whose name appears below and who signed in the presence of the undersigned at the same time on this 14 day of April , 2023 at the City/Town of Toronto, Province of Ontario, Canada.

Employer	/s/ Fan Zhou	Witness:	/s/ Jialiang Xu

Employer	/s/ Charlie Penn	Witness:	/s/ Jialiang Xu

/s/ CP (initial)

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